Exhibit 99.1

Amedisys Announces New $70 Million Second Lien Credit Facility and Amendment to Senior Secured Credit Facility

Baton Rouge, Louisiana (July 29, 2014) - Amedisys, Inc. (NASDAQ “AMED” and the “Company”), one of America's leading home health and hospice care companies, today announced that it entered into a new $70 million six-year second lien term loan facility. In connection with the new second lien facility, the Company’s existing senior secured credit facility was amended and downsized to $159 million, consisting of an existing term loan with a balance of $39 million and a $120 million revolving credit facility. The maturity of the senior secured facility will remain unchanged.

Proceeds from the new term loan were used to pay down outstanding revolver balances. The interest rate of the second lien term loan is priced at LIBOR plus 7.5% with a 1.0% LIBOR floor. More details on the facility will be provided in the company’s SEC filing 10-Q on July 30, 2014.

Ronald A. LaBorde, president and interim chief executive officer of Amedisys, Inc. stated, “This new six-year facility, in combination with our amended senior facility, will support our capital needs as Amedisys continues to implement both short-term and long-term performance imgtprovement initiatives.”

Amedisys, Inc. is headquartered in Baton Rouge, La. and our common stock trades on the NASDAQ Global Select Market under the symbol AMED.

About Amedisys:

Amedisys, Inc. (NASDAQ: AMED) is a “health care at home” company delivering personalized home health and hospice care to more than 360,000 patients each year. Amedisys is focused on delivering the care that is best for our patients, whether that is home-based recovery and rehabilitation after an operation or injury, care focused on empowering them to manage a chronic disease, palliative care for those with a terminal illness, or hospice care at the end of life. For more information about Amedisys, please visit: http://www.amedisys.com.

We use our company website as a channel of distribution for important company information. Important information, including press releases, analyst presentations and financial information regarding the Company is routinely posted on and accessible on the “Investor Relations” subpage of our website, which is accessible by clicking on the tab labeled “Investors” on our website home page. We will also use our website to expedite public access to time-critical information regarding the Company in advance of or in lieu of distributing a press release or a filing with the Securities and Exchange Commission (“SEC”) disclosing the same information. In addition, we make available on the Investor Relations subpage of our website (under the link “SEC filings”) free of charge our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, ownership reports on Forms 3, 4 and 5 and any amendments to those reports as soon as practicable after we electronically file such reports with the SEC. Further, copies of our Certificate of Incorporation and Bylaws, our Code of Ethical Business Conduct and the charters for the Audit, Compensation, Nominating and Corporate Governance, Quality of Care and Compliance and Ethics Committees of our Board are also available on the Investor Relations subpage of our website (under the link “Corporate Governance”).

Contact:

Amedisys, Inc.

David Castille

Director, Treasury/Finance

225.299.3665

david.castille@amedisys.com

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